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                  WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARIES

                   COMPUTATION OF INCOME (LOSS) INCOME PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (Unaudited)

                                For the Three Months      For the Nine Months
                                 Ended September 30        Ended September 30
                                  -----------------        ------------------

                                   1995      1994            1995      1994

Weighted average shares            3,706     3,370           3,706     3,329
  outstanding for the
  period
Dilutive effect of stock              42       118              --       145
  options at average
  market price
Average shares for computing       3,748     3,488           3,706     3,474
  primary net income
  (loss) per share
Adjustment for dilutive               44        --              --        --
  effect of stock options
  at ending market price
Average shares for computing       3,792     3,488           3,706     3,474
  fully diluted net income
  (loss) per share
Income (loss) from                   130        75          (5,405)     (443)
  continuing operations
Income from discontinued              --   $    25              --   $   387
  operations
                                 -------   -------         -------   -------
Net income (loss)                $   130   $   100         $(5,405)  $   (56)
                                 =======   =======         =======   =======
Net income (loss) per common
  share:
     Continuing operations         $0.03     $0.02          ($1.46)   ($0.13)
     Discontinued operations          --   $  0.01              --   $  0.11
                                 -------   -------         -------   -------
Net income (loss) per share        $0.03    $ 0.03          ($1.46)   ($0.02)
                                 =======   =======         =======   =======
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NOTE:     For the three months ended September 30, 1995, the results for calculating primary net income per share and fully diluted net income per share, are the same.